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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BankUnited, Inc.:

        In connection with amendment No. 3 of the Form S-1 registration statement to be filed by BankUnited, Inc. and subsidiaries, we consent to the use of our report dated October 25, 2010, except for Note 22, as to which the date is January 10, 2011, with respect to the consolidated balance sheet of BankUnited, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for the period from April 28, 2009 (date of inception) through December 31, 2009, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

January 18, 2011
Miami, Florida
Certified Public Accountants

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm